UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2010

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.     UNREGISTERED SALES OF EQUITY SECURITIES

On August 27, 2010, in connection with his appointment as President and Chief Executive Officer of CAS Medical Systems, Inc. (the “Company”), the Company entered into three agreements with Thomas M. Patton pursuant to which Mr. Patton was granted (i) options to purchase 350,000 shares of Company common stock, (ii) 250,000 shares of restricted common stock of the Company and (iii) 150,000 shares of restricted common stock of the Company.  The aforementioned securities were issued pursuant to the private placement exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.  A more completed description of the grants is provided in Item 5.02 below and is incorporated by reference herein.

Item 5.02.     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 27, 2010, Andrew E. Kersey stepped down from his positions as President and Chief Executive Officer and resigned from his position as a member of the Board of Directors of the Company.

On August 27, 2010, the Company appointed Thomas M. Patton as its President and Chief Executive Officer.  Mr. Patton was also appointed to the Company’s Board of Directors.  Mr. Patton has previously served as the CEO of Wright Medical Group, an orthopedic device company, located in Memphis Tennessee, and as President of Novametrix Medical Systems, a patient monitoring company, located in Wallingford, CT.  Most recently Mr. Patton acted as an Advisor to the healthcare focused private equity group of Ferrer Freeman & Company, and as CEO of QDx, Inc., a successful start-up that developed a revolutionary platform for hematology diagnostics.

Mr. Patton, age 46, attended The College of the Holy Cross where he majored in Economics and Accounting.  After graduating magna cum laude from Georgetown University Law Center, Mr Patton worked at the law firm of Williams & Connolly in Washington, DC.  Thereafter, he joined Wright Medical as its General Counsel where he served in various executive roles until being appointed CEO.

Employment Agreement with Thomas Patton

On August 27, 2010, the Company entered into an Employment Agreement with Thomas Patton (the “Employment Agreement”), pursuant to which Mr. Patton assumed the positions of President and Chief Executive Officer of the Company.  The Employment Agreement has an initial term of two years and shall renew for successive one-year periods unless either party gives notice of an intent to not renew at least 60 days prior to the renewal date; provided, that Mr. Patton’s employment is “at will” and is terminable at any time by either party.  Mr. Patton will receive an annual base salary of Three Hundred Thousand Dollars ($300,000), which may be subject to increase in the discretion of the Compensation Committee of the Board of Directors of the Company.  Mr. Patton will also be eligible for an annual bonus in the form of cash or Company common stock as determined at the sole discretion of the Compensation Committee of the Board of Directors.

Mr. Patton will also be eligible for an annual performance-based bonus.  For 2010, he will be eligible for a performance-based bonus if certain Company targets are achieved, with the target performance-based bonus equal to 35% of his annual base salary pro rated for the period of actual employment in 2010.  For 2011, he will be eligible for a performance-based bonus if certain Company targets are achieved, with the target performance-based bonus equal to 50% of his annual base salary.  The designation of the performance targets and the attainment percentage of such targets will be determined by the Compensation Committee of the Board, in consultation with Mr. Patton.  He will also be entitled to participate in all employee benefit programs of the Company applicable to senior officers of the Company, as such programs may be in effect from time to time.  Mr. Patton also received an option grant and two restricted stock grants, as described in greater detail under the heading “Inducement Option and Restricted Stock Grants to Thomas Patton”, below.

If the Company terminates Mr. Patton’s employment without Serious Cause (as defined in the Employment Agreement) or Mr. Patton terminates his employment for Good Reason (as defined in the Employment Agreement), the Company shall pay him a separation pay benefit as follows: if the involuntary separation from service occurs prior to August 27, 2011, Mr. Patton will be paid six (6) months of base salary, and if the involuntary separation from service occurs on or after August 27, 2011, he will be paid twelve (12) months of base salary.  Payment of severance shall be made in equal fixed installments during the period of payment in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect.  In the event the value of the aforementioned payments exceeds two times the lesser of Mr. Patton’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the separation from service date, without adjustment for the delay in payment.  Also, if the separation from service occurs at a time when more than one-half of the performance measuring period for an annual performance bonus has elapsed, Mr. Patton will be eligible for a pro rated amount of the performance bonus he would have otherwise earned had he remained employed by the Company for the entire performance period.

If the Company terminates Mr. Patton’s employment without Serious Cause, or he terminates employment with the Company for Good Reason, and, in either case, his employment is terminated within the period beginning on the date that a Change of Control (as defined in the Employment Agreement) is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company will pay Mr. Patton a separation pay benefit consisting of twelve (12) months of annual base salary.  Payment of such severance shall be made in equal fixed installments during the period of payment in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect.  In the event the value of the payments exceeds two times the lesser of Mr. Patton’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the separation from service date, without adjustment for the delay in payment.  Also, if the separation from service occurs at a time when more than one-half of the performance measuring period for an annual performance bonus has elapsed, Mr. Patton will be eligible for a pro rated amount of the performance bonus he would have otherwise earned had he remained employed by the Company for the entire performance period.

If upon a Change of Control Mr. Patton is offered continued employment, but chooses to not accept such offer and has a separation from service within 30 days after the Change of Control, he will be entitled to a single lump sum payment equal to twelve (12) months of base salary.  Such payment shall be made on the 45th day following the Change of Control (or the first business day thereafter, if the 45th day after the Change in Control is not a business day).  In the event that the provisions of Internal Revenue Code Section 280G relating to “excess parachute payments” shall be applicable to any payment or benefit received or to be received by Mr. Patton, then the total amount of payments or benefits payable (the “Payments”) which are deemed to constitute parachute payments shall be either: (i) the full amount of the Payments, or (ii) a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and Excise Tax, results in the receipt by Mr. Patton, on an after-tax basis, of the greatest amount of benefit.

The Employment Agreement also contains customary confidentiality covenants and covenants not to complete or solicit during the term of employment or in the six month period (or in certain circumstances, the one year period) thereafter.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Inducement Option and Restricted Stock Grants to Thomas Patton

Option Grant.  On August 27, 2010, the Company granted Mr. Patton a nonstatutory stock option to acquire 350,000 shares of the common stock of the Company at $2.10 per share, representing the closing price of the common stock on the grant date.  The options will vest in equal monthly installments over a four (4) year period that begins on the grant date, provided Mr. Patton is then still employed by the Company.  Notwithstanding the foregoing, all of the options will vest upon a Change in Control, provided Mr. Patton is then still employed by the Company.

Restricted Stock Grants.

On August 27, 2010, the Company granted Mr. Patton 250,000 shares of common stock of the Company, subject to certain restrictions.  The restricted shares will vest over an approximately four (4) year period commencing on the grant date in the following manner:  20,833 shares will vest December 30, 2010, provided he is then still employed by the Company.  The remaining shares shall vest on the day following the end of each calendar quarter, beginning with April 1, 2011, and continuing on each July 1st, October 1st, January 1st and April 1st thereafter until October 1, 2014.  At each quarterly vesting date, 15,625 restricted shares will vest, except that on October 1, 2014, 10,417 restricted shares shall vest, in each case provided Mr. Patton is then still employed by the Company.  Notwithstanding the foregoing, all of such restricted shares, to the extent not yet vested, will vest upon a Change in Control, provided Mr. Patton is then still employed by the Company.

On August 27, 2010, the Company granted Mr. Patton 150,000 shares of common stock of the Company, subject to certain restrictions.  These restricted shares will vest at the earlier of (i) the first date that the Company stock has maintained an average share price (measured by the actual daily closing price) of at least Four Dollars and Fifteen Cents ($4.15) per share over a period of sixty (60) consecutive trading days (i.e., a day that the primary market on which shares of the Company common stock are listed or quoted is open for trading); or (ii) upon a Change in Control if the stock is valued in the Change in Control at or above $4.15 per share, and, further provided, in either case, that Mr. Patton is then still employed by the Company.

The foregoing option and restricted stock grants were issued as inducement grants in accordance with the exemption from stockholder approval provided in Rule 5635 of the Nasdaq Stock Market.

The foregoing descriptions of the option and restricted stock grants do not purport to be complete and are qualified in their entirety by reference to the Inducement Nonqualified Stock Option Agreement dated August 27, 2010 between the Company and Thomas M. Patton, the Inducement Restricted Stock Agreement dated August 27, 2010 between the Company and Thomas M. Patton (250,000 shares) and the Inducement Restricted Stock Agreement dated August 27, 2010 between the Company and Thomas M. Patton (150,000 shares), copies of which are filed as Exhibits 10.2, 10.3 and 10.4 hereto and incorporated herein by reference.

The Company issued a press release with respect to the foregoing appointment, which is attached hereto as Exhibit 99.1.  The Company also issued a press release in accordance with the Listing Rules of the Nasdaq Stock Market with respect to the inducement equity grants to Mr. Patton, which is attached hereto as Exhibit 99.2.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits – The following exhibits are filed as part of this report:

10.1	Employment Agreement dated August 27, 2010 between the Registrant and Thomas M. Patton
10.2	Inducement Nonqualified Stock Option Agreement dated August 27, 2010 between the Registrant and Thomas M. Patton
10.3	Inducement Restricted Stock Agreement dated August 27, 2010 between the Registrant and Thomas M. Patton (250,000 shares)
10.4	Inducement Restricted Stock Agreement dated August 27, 2010 between the Registrant and Thomas M. Patton (150,000 shares)
99.1	Press Release dated August 30, 2010
99.2	Press Release dated August 31, 2010 regarding Inducement Grants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: August 31, 2010	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer